Michael F. Albanese, CPA
18 Lisa Court
Parsippany, NJ 07054
Phone (201) 406-5733; Fax 973-887-9103
E-mail: Mike@costreductionsolutions.com
WWW.CostReductionSolutions.com

May 15, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

I have read Item 4.01 of the Form 8-K dated May 15, 2006 of GENERAL METALS CORPORATION and I am in agreement with the statements contained therein.

Sincerely,

Michael F. Albanese, CPA

Cc: Mr. Richard Verdiramo